MG High Yield Bond Health South 10f3

Transactions Q3 2001

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
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	HEALTHSOUTH CORP	BEVERLY ENTERPRISES INC	OMNICARE INC
Underwriters	UBS Warburg, DBAB, First Union, Lehman, JP Morgan, Scoitia, BONY, Jeffries, Fleet, NatCity	BofA, JP Morgan	Lehman, UBS Warburg, BancOne, DBAB, Suntrust Equitable
Years of continuous operation, I ncluding predecessors	> 3 years	> 3 years	> 3 years
Security	HRC 8.375%,10/1/2011	BEV 9.625%, 4/15/2009	OCR 8.125%, 3/15/2011
Is the affiliate a manager or co-manager of offering?	joint lead	n/a	co-manager
Name of underwriter or dealer from which purchased	UBS Warburg	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	9/24/2001	4/18/2001	3/15/2001
Total dollar amount of offering sold to QIBs	$ 400,000,000	$ 200,000,000	$ 375,000,000
Total dollar amount of any concurrent public offering	$ -	$ -	$ -
Total	$ 400,000,000	$ 200,000,000	$ 375,000,000
Public offering price	99.83	100.00	100.00
Price paid if other than public offering price	n/a	N/a	n/a
Underwriting spread or commission*	2.78%	2.50%	1.70%
Rating	Ba1/BBB-	B1/B+	Ba2/BB+
Current yield	8.39%	9.625%	8.125%
Total par value purchased	920,000	n/a	n/a
$ amount of purchase	918,454	n/a	n/a
% of offering purchased by fund	0.23%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.23%	n/a	n/a